                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-125593

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

         The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

         This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             ----------------------

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                          $1,234,953,000 (APPROXIMATE)
                    MORGAN STANLEY CAPITAL I TRUST 2006-TOP21
                                as Issuing Entity
                          MORGAN STANLEY CAPITAL I INC.
                                  as Depositor
                     BEAR STEARNS COMMERCIAL MORTGAGE, INC.
                      MORGAN STANLEY MORTGAGE CAPITAL INC.
                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                        PRINCIPAL COMMERCIAL FUNDING, LLC
                      as Sponsors and Mortgage Loan Sellers

        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-TOP21

         This free writing prospectus relates to Morgan Stanley Capital I Inc.'s offering of selected classes of its Series 2006-TOP21 Commercial Mortgage
Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the related free writing prospectus, dated January
6, 2006:

         o    The Monmouth Mall Loan Pooled Component will accrue interest during each Interest Accrual Period on the amount of the Monmouth
              Mall Loan Pooled Balance outstanding immediately prior to the related Distribution Date at a per annum rate equal to 5.439%
              (which percentage is gross of the Administrative Cost Rate). The
              Monmouth Mall Loan Non-Pooled Component will accrue interest during each Interest Accrual Period on the amount of the Monmouth
              Mall Loan Non-Pooled Balance outstanding immediately prior to the related Distribution Date at a per annum rate equal to
              approximately 5.439% (which percentage is gross of the
              Administrative Cost Rate).

         o    The Debt Service Coverage Ratio in the prospectus supplement with respect to the Monmouth Mall Loan reflects the Monmouth Mall Loan
              Pooled Component but not the Monmouth Mall Loan Non-Pooled
              Component or the future advances of principal that are permitted under the related loan documents.

         o    The loan-to-value information in the prospectus supplement with respect to the Monmouth Mall Loan reflects the Monmouth Mall Loan
              Pooled Component but not the Monmouth Mall Loan Non-Pooled
              Component or the future advances of principal that are permitted under the related loan documents.

         o    The mortgage loan information has been updated to reflect the fact that eleven (11) of the mortgage loans, representing 27.4% of the initial outstanding pool balance, permit the borrower to enter into additional financing that is not secured by the related mortgaged property (or to retain

              unsecured debt existing at the time of the origination of such loan) and/or permit the owners of the borrower to enter into financing that is secured by a pledge of equity interests in the borrower, as opposed to ten (10) mortgage loans, representing
              26.6% of the initial outstanding pool balance.

         o    The definitions of "Prepayment Interest Excess" and "Prepayment
              Interest Shortfall" in the "Glossary of Terms" do not include a
              "pari passu loan servicing fee".

         o    The interest rate on any future advances made to the borrower under the Monmouth Mall Loan will be set on or before such future advances are made and may be higher than the interest rate on the
              Monmouth Mall Loan Pooled Component and the Monmouth Mall Loan
              Non-Pooled Component.

         o    In the event that the related mortgage loan seller makes a future advance to the borrower under the Monmouth Mall Loan documents, but the special servicer does not approve such future advance, the amount so advanced by the mortgage loan seller will not rank pari passu, but will be subordinate to the Monmouth Mall Loan. In such event, the mortgage loan seller will have certain consent, cure and purchase rights with respect to the Monmouth Mall Loan.

         o    The Class MM-NA Certificates will be split into two or more classes of certificates which in the aggregate will have the same rights as the Class MM-NA Certificates as described in the Free
              Writing Prospectus dated January 6, 2006 and in the aggregate will have an original principal balance equal to the Class MM-NA
              Certificates as described in the Free Writing Prospectus dated
              January 6, 2006.

         o    The following paragraph has been added to Footnote 6 of Appendix
              II:

              "With respect to Mortgage Loan No. 79, Kearny Office Park, the borrower may incur future unsecured subordinate debt from
              affiliates of the borrower for related tenant improvement and leasing costs not to exceed $2,500,000 subject to certain
              restrictions and subordination as detailed in the loan documents including but not limited to lender approval of the related use of proceeds."

         o    With respect to Mortgage Loan No. 2, the Alderwood Mall mortgage loan, the "Administrative Cost Rate" set forth in Appendix II has been increased from 3.17% to 4.17%.

         o    The "Totals and Weighted Averages-Administrative Cost Rate" set
              forth in Appendix II has been updated from 3.471 to 3.550.